Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254176

PROSPECTUS SUPPLEMENT NO. 4

(To the Prospectus dated March 31, 2021)

Up to 60,936,608 Shares of Class A Common Stock

Up to 5,787,472 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

Up to 995,833 Warrants to Purchase Class A Common Stock

This prospectus supplement supplements the prospectus, dated March 31, 2021 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-254176). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the resignation of our Chief Medical Officer, Sergey Yurasov, M.D., Ph.D., effective as of February 18, 2022.

The Prospectus and this prospectus supplement relate to the issuance by us of an aggregate of up to 5,787,472 shares of our Class A common stock, $0.0001 par value per share (the “common stock”), which consists of (i) up to 162,500 shares of common stock that are issuable upon the exercise of private placement warrants (the “Private Placement Warrants”) originally issued in a private placement (“Private Placement”) to EcoR1 Panacea Holdings, LLC (the “Sponsor”) and PA Co-Investment LLC (“Cowen Investments”), in connection with the initial public offering of Panacea Acquisition Corp. (“Panacea”), (ii) 833,333 shares of common stock that are issuable upon the exercise of warrants (together with the Private Placement Warrants, the “Private Warrants”) issued pursuant to that certain forward purchase agreement, dated June 30, 2020, by and among Panacea and the Sponsor and certain of its affiliates (the “Forward Purchase”) and (iii) up to 4,791,639 shares of common stock that are issuable upon the exercise of public warrants (the “Public Warrants”).

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus or their permitted transferees (the “selling securityholders”) of (i) up to 60,936,608 shares of common stock consisting of (a) up to 487,500 shares of common stock issued to the Sponsor and Cowen Investments in the Private Placement, (b) up to 2,500,000 shares of common stock issued to the Sponsor and certain of its affiliates in the Forward Purchase, (c) up to 995,833 shares of common stock issuable upon exercise of the Private Warrants, (d) up to 45,655,000 shares of common stock issued on February 10, 2021 in a private placement pursuant to subscription agreements, dated October 20, 2020, (e) up to 10,929,867 additional shares of common stock pursuant to that certain Amended and Restated Registration Rights Agreement, dated February 10, 2021, between us and the selling securityholders, granting such holders registration rights with respect to such shares and (f) 368,408 shares of common stock issued to a commercial partner under an Agreement Regarding Subsequent Shares entered into in March 2021), and (ii) up to 995,833 Private Warrants.

The common stock and Public Warrants are listed on the New York Stock Exchange (“NYSE”) under the symbols “NUVB” and “NUVB.WS,” respectively. On January 31, 2022, the last reported sales price of our common stock on NYSE was $6.10 per share and the last reported sales price of our Public Warrants was $1.10.

This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

We are a “smaller reporting company” as defined under the U.S. federal securities laws. The Prospectus and this prospectus supplement comply with the requirements that apply to an issuer that is a smaller reporting company.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 7 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated February 1, 2022